Exhibit 99.1

2004-10

Contact: R. Scott Amann
Vice President, Investor Relations
(713) 513-3344

COOPER CAMERON PRICES $230 MILLION OF CONVERTIBLE SECURITIES

HOUSTON (May 6, 2004) — Cooper Cameron Corporation has priced $230 million of 1.50% convertible senior debentures due 2024 to be sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The Company has also granted the initial purchasers of the debentures a 30-day option to purchase up to an additional $23 million aggregate principal amount of the debentures. The sale of the notes is expected to close on May 11, 2004.

     Under certain circumstances, the notes will be convertible into the Company’s common stock at a conversion rate of 14.4857 shares per $1,000 principal amount of the notes, subject to adjustment (equal to an initial conversion price of approximately $69.03 per share). The closing sale price of the Company’s common stock on May 5, 2004 was $48.96 per share.

     Cooper Cameron has the right to redeem these debentures anytime after May 15, 2009 at the principal amount plus accrued and unpaid interest, and the debenture holders have the right to require Cooper Cameron to repurchase the debentures for cash on the May 15, 2009, May 15, 2014 and May 15, 2019 anniversaries of the issue.

     Cooper Cameron plans to use the net proceeds from this offering to purchase any of its outstanding 1.75% convertible senior debentures that are tendered in a previously announced tender offer. Additionally, Cooper Cameron intends to use the proceeds to purchase approximately $46 million of outstanding shares of its common stock substantially concurrently with the sale of the convertible senior debentures and for general corporate purposes.

     This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The debentures have not been registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

     Cooper Cameron Corporation (NYSE: CAM) is a leading international manufacturer of oil and gas pressure control equipment, including valves, wellheads, controls, chokes, blowout preventers and assembled systems for oil and gas drilling, production and transmission used in onshore, offshore and subsea applications, and provides oil and gas separation equipment. Cooper Cameron is also a leading manufacturer of centrifugal air compressors, integral and separable gas compressors and turbochargers.

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Website: www.coopercameron.com